NewsRelease

TC PipeLines, LP Announces Successful Open Season on PNGTS;
Records Non-Cash Charges on Bison and Tuscarora

HOUSTON, Texas – February 14, 2019 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announces its majority owned subsidiary, PNGTS, has signed precedent agreements to proceed with a second expansion project on its system, subject to customary conditions precedent and approvals. The Westbrook XPress Project (Westbrook XPress) is in addition to PNGTS’ current Portland XPress Project. The Partnership also expects to record non-cash impairment charges of $537 million and $59 million in the fourth quarter of 2018 on its Bison and Tuscarora pipeline systems, respectively.

“We are pleased to be developing another expansion project for our PNGTS system,” said Nathan Brown, president of TC PipeLines, GP, Inc. “This project is underpinned by long-term contracts with strong credit counterparties and is indicative of the market’s need for firm transportation capacity in New England and Atlantic Canada. PNGTS continues to capitalize on opportunities to provide economic and efficient expansions of its system and is pleased to reliably deliver much-needed energy to our customers.”

Westbrook XPress is an estimated $100 million multi-phase expansion project that is expected to generate approximately $30 million in revenue for PNGTS on an annualized basis when fully in service. It is part of a coordinated offering to transport incremental Western Canadian Sedimentary Basin natural gas supplies to the Northeast U.S. and Atlantic Canada markets through additional compression capability at an existing PNGTS facility. Westbrook XPress is designed to be phased in over a three-year period with Phase 1 and Phase 2 estimated in-service dates of November 2019 and 2021, respectively. These two Phases will add incremental capacity of approximately 43,000 Dth/day and 63,000 Dth/day, respectively. Westbrook XPress, together with Portland XPress, will increase PNGTS’ capacity by approximately 70 percent from 210,000 Dth/day to approximately 350,000 Dth/day.

“As noted by TransCanada in its disclosures today, in December of last year, we monetized the value of certain future Bison cash flows via an up-front cash payment and used the funds to repay a portion of our debt and reduce our leverage,” continued Brown. “With the balance of Bison’s remaining contracts set to expire in January of 2021, we will record an impairment charge to earnings during the fourth quarter on this pipeline, together with a lesser charge for Tuscarora regarding its goodwill value, to bring the carrying value of these pipeline systems in line with their fair value. These non-cash charges will have no impact on our cash-generating ability, debt covenant compliance or our operating results during the year.”

The Partnership is exploring two development opportunities for our Bison asset, including a potential gas-flow reversal project that would provide firm transportation takeaway capacity for the rapidly growing unconventional gas production from the Bakken and connect it into existing third-party pipelines with links into the Cheyenne hub. We are also investigating repurposing Bison for liquids service.

During the fourth quarter of 2018, two customers of our Bison subsidiary elected to pay out the remainder of their future contracted revenues and terminate their natural gas transportation agreements. The termination of these agreements resulted in a $97 million cash payment in December 2018 which was used by the Partnership, together with other cash, to repay in full the balance of our $170 million term loan and further reduce our leverage. The $97 million was recorded as revenue as the contract terminations released Bison from providing any future services. This transaction, coupled with the persistence of unfavorable market conditions which have inhibited system flows on the pipeline, and the uncertainty regarding Bison’s ability to generate future cash flows after the expiry of its remaining customer contracts in January 2021, lead us to conclude that the recovery of the asset’s remaining carrying value is not currently estimable. As a result, we expect to record a non-cash impairment charge of Bison’s full carrying value of $537 million in fourth quarter 2018, while we explore alternative transportation-related options for Bison.

Also in the fourth quarter of 2018, Tuscarora finalized its regulatory approach in response to the 2018 FERC actions related to tax allowances, resulting in a reduction in its maximum system recourse rates. In connection with its annual goodwill impairment analysis, we evaluated Tuscarora’s future revenues as well as changes to other valuation assumptions responsive to Tuscarora’s environment. In our analysis we also considered the outcome of the settlement in principle reached by Tuscarora with its customers. As a result, it was determined that the fair value of Tuscarora was lower than its carrying value, including goodwill. The Partnership expects to record a non-cash goodwill impairment charge of approximately $59 million in the fourth quarter of 2018 and reduce our total consolidated goodwill balance for Tuscarora from $130 million to $71 million.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to expected impairment charges, expansion projects, future plans, revenue projections, cost estimates, events or conditions are intended to be “forward-looking statements”.  These statements are based on current assumptions and expectations and, therefore, subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to final adjustments and other developments arising before our financial and operating results are finalized, completion of closing procedures, impact of impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. Other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com